Exhibit 99.1

Date:	January 10, 2006

From:	Novastar Resources Ltd.

To:	Board of Directors of Thorium Power, Inc.:

Re:	Nonbinding Letter of Intent

After careful review and consideration, the board of directors of Novastar Resources, Ltd. (“Novastar”) has agreed upon this draft proposal for a future business combination between Thorium Power, Inc. (“Thorium Power”) and Novastar. We respectfully submit this draft proposal to Thorium Power as the first formal step towards a completed business combination between the two companies. This proposal is not intended to create any legally binding obligations on either party, and, except as specified in paragraph 11 below, no such obligation will be created unless and until the parties enter into definitive agreements relating to the transactions contemplated hereby.

The proposed terms of the contemplated transaction are as specified below.

1. Transaction Structure.

(a) The transaction will be structured as a tax-free reverse triangular merger (the “Merger”) pursuant to which a newly formed subsidiary of Novastar (“Merger Sub”) will be merged with and into Thorium Power with Thorium Power as the surviving entity. In connection with the Merger, the stockholders of Thorium Power would receive shares (the “Preferred Shares”) of a newly-designated series of Preferred Stock of Novastar. The Preferred Shares will be convertible into approximately 55% of the issued and outstanding common stock of Novastar at closing of the Merger (the “Closing”) on a fully-diluted basis. At or prior to the Closing, Thorium Power will undertake to convert 2,492,000 of Thorium Power’s outstanding options and warrants that are “in the money” into shares of Thorium Power’s common stock, which would then be exchanged in the Merger for part of the Novastar shares specified above. The remaining 493,095 Thorium Power options and warrants that are not “in the money” will be assumed by Novastar and exercisable for shares of Novastar common stock in the same ratio as Thorium Power shares are being exchanged for Novastar shares and the Novastar warrants will have substantially identical terms to those of the Thorium Power warrants, including as to exercise price and term. All of the Novastar warrants issued in connection with the Merger will have a cashless exercise feature.

(b) As soon as possible following the Closing, Novastar will amend its charter to authorize additional shares of its common stock such that all of the Preferred Stock may be converted. The terms of the Preferred Stock will include a provision that requires the conversion of the Preferred Stock as soon as there is sufficient Novastar common stock to effect such conversion.

2. Financing. As soon as practicable after the date hereof, Novastar shall seek to raise at least $2,750,000. Novastar will invest at least $1,000,000 in Thorium Power Common Stock at a price of $4.00 per share, as soon as it raises such funds. The parties expect this investment to occur during January 2006. The percentage of Novastar to be received by the stockholders of Thorium Power as described in paragraph 1 above in connection with the Merger is on a post-financing basis. Also, such percentage assumes that (i) Novastar will not receive any shares in connection with the Merger as a result of its equity interest in Thorium Power, and (ii) all stock compensation payable in connection with the financing and other stock compensation issuable to new advisors, officers, directors, advisory board members and others (in an aggregate amount not to exceed 20 million shares) has already been issued.

3. Form S-4/ Registration Rights. If available, the parties will utilize Form S-4 (or any successor form of registration statement) to register the securities of Novastar being issued to the stockholders of Thorium Power in the Merger. If, for any reason, Form S-4 is not available, the shareholders and warrantholders of Thorium Power (the “Securityholders”) will be granted customary demand and piggyback registration rights that cover all of the Underlying Common Stock (and shares underlying Novastar warrants) received in the Merger (the “Registrable Securities”). If necessary, Novastar will include the Registrable Securities in any re-sale registration statement filed on behalf of the investors who invest in the financing described in 2 above, but in any event, if the Registrable Securities are not covered by an effective S-4 registration statement, then Novastar shall file a registration statement that covers such Registrable Securities within 90 days following the Closing.

4. Due Diligence Cooperation. For a reasonable period after the date hereof, each party agrees to provide information about the other, as well as reasonable access to its personnel, facilities, contracts, books and records and customers, to such party (including its representatives, agents, lenders and investors) for the purpose of completing its due diligence.

5. Operation of Novastar Business. Novastar will (a) operate its business in the ordinary course of business consistent with past practices and refrain from extraordinary transactions; (b) maintain its properties and other assets in good working order (normal wear excepted); (c) refrain from making any distributions to stockholders; (d) refrain from issuing any securities other than in connection with the financing described in Section 2 above or any other financing at market terms, or in connection with the exercise of outstanding options or warrants, (e) enter into any employment or consulting agreements or other material contracts, (f) make any material capital expenditures, and (f) use their best efforts to maintain Novastar’s business assets and operations as an ongoing concern and in accordance with past practice, including the maintenance of Novastar as a company whose securities are quoted on the Over-the-Counter Bulletin Board.

6. Chief Executive Officer. Seth Grae will be appointed as the CEO of the merged companies, effectively immediately subsequent to the signing of the definitive merger agreement.

7. Name Change & Symbol Change. The name of the combined company shall be changed to Thorium Power, Ltd. from Novastar Resources Ltd. The trading symbol shall also change from (OTCBB: NVAS) to a new symbol (unknown at this time) to better reflect the change in name.

8. Corporate Headquarters. The corporate headquarters of the combined company shall exist at Thorium Power's current offices in Tysons Corner, VA and have offices and operations in Alabama for mining and resources operations.

9. Public Announcement. Upon approval by Thorium Power of the terms of this proposal, Novastar will issue the press release that is attached at the end of this proposal.

10. Governing Law. This Letter of Intent will be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law principles.

11. Definitive Agreements. This letter of intent is not intended to, and will not be construed to create, a legally binding obligation on the part of any party with respect to the proposed transaction except with regard to this paragraph, Paragraphs 4 (Due Diligence), 5 (Operation of Novastar Business), and 10 (Governing Law), which will be legally binding on the parties hereto.

The parties have executed this nonbinding letter of intent as of the date first above written.

NOVASTAR RESOURCES, LTD.

By: /s/ Charles Merchant
Charles Merchant, Chief Operating Officer

THORIUM POWER, INC.

By: /s/ Seth Grae
Seth Grae, President & CEO